Exhibit 10.27

March 10, 2005

Steven R. McCracken

One SeaGate

Toledo, Ohio 43666

Dear Steve:

Reference is made to a certain letter agreement dated March 31, 2004 between you and the Owens-Illinois, Inc. (the “Company”) setting forth the terms of your employment as Chairman and Chief Executive Officer.

1.                              Upon your acceptance hereof, paragraph 5 of the Letter will be deemed to be amended to read, in its entirety, as follows:

“5.  Employee Benefits and Perquisites.  You will participate in the Company’s employee benefit plans (except for severance or incentive plans) as in effect from time to time, including its health plan and life insurance plan (collectively, the “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company.  You will be provided with four weeks (20 days) per year of paid vacation.  You will have use of a Company car and will be reimbursed for reasonable fees paid for financial consulting.  You will participate in the Company’s supplemental retirement plan, with accelerated vesting in order to meet the service requirements after five years of service.

Provided you earn at least five years of service with the Company, the retirement benefit (annuity and/or lump sum) payable to you upon your retirement from the Company under the Owens-Illinois Salary Retirement Plan and Supplemental Retirement Benefit Plan (the “Plans”) would be calculated based on a Life Annuity equal to the O-I Annuity Amount (as defined below).  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Plans.

The “O-I Annuity Amount” means an amount equal to the Calculated Annuity Amount (as defined below) less the Offset Annuity Amount (as defined below).

The “Calculated Annuity Amount” means a Life Annuity calculated upon your retirement from the Company based on Years of Service equal to your Years of Service with the Company, plus your years of service with your prior employer.

The “Offset Annuity Amount” means a Life Annuity calculated by taking the monthly annuity amount receivable by you from your prior employer as of April 1, 2004 and calculating the actuarial equivalent thereof on the date of your retirement using (i) the Applicable Interest Rate and (ii) a remaining life expectance at the time of retirement using the Applicable Mortality Table.

The O-I Annuity Amount would be used for the calculation of benefits (annuity and/or lump sum) due to you upon your retirement from the Company based on your Final Average Earnings with the Company.”

2.                              Except as otherwise provided herein, the Agreement shall remain in full force and effect.

Sincerely,

/s/ James W. Baehren
By: James W. Baehren
Its: Senior Vice President

Acknowledged and Agreed:

/s/ Steven R. McCracken
Steven R. McCracken